Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF AVANEX CORPORATION

A Delaware Corporation

Avanex Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A: The name of this Corporation is Avanex Corporation.

B: The date of filing of this Corporation’s original Certificate of Incorporation with the Secretary of State of Delaware was December 1, 1999.

C: Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment hereby amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation by deleting the first paragraph of Article Fourth and substituting therefor a new first paragraph to read in its entirety as follows:

FOURTH: This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock that this Corporation is authorized to issue is 30,000,000 with a par value of $0.001 per share, and the total number of shares of Preferred Stock that this Corporation is authorized to issue is 2,000,000, with a par value of $0.001 per share. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each fifteen (15) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq Global Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

D: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Avanex Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Giovanni Barbarossa, its Interim Chief Executive Officer, this 12th day of August, 2008.

AVANEX CORPORATION

/s/ Giovanni Barbarossa
Giovanni Barbarossa Interim Chief Executive Officer